Exhibit 5.2

[Letterhead of Gardner Carton & Douglas]

September 30, 2003

SPX Corporation

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for SPX Corporation, a Delaware corporation (the “Company”), in connection with the proposed sale of up to 5,950,332 shares of Common Stock, $10.00 par value per share, of the Company (the “Secondary Shares”) by certain stockholders of the Company (the “Selling Stockholders”) referred to in the Registration Statement filed with the Securities and Exchange Commission on Form S-3 (the “Registration Statement”). We have examined the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that (i) the Secondary Shares covered by the Registration Statement have been duly authorized and (ii) the Secondary Shares covered by the Registration Statement that are currently subject to options, when issued, delivered and paid for as contemplated by the relevant option agreements, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/    Gardner Carton & Douglas LLP